EXHIBIT 99.1

MBT Financial Corp. Extends Rights Offering Expiration Date to April 25, 2014.

Monroe, Michigan, April 8, 2014 - MBT Financial Corp. (Nasdaq: MBTF) announced today that it has extended the expiration date for its rights offering. The new expiration date of April 25, 2014 is an extension from the original expiration date of April 15, 2014. MBT Financial Corp. (the “Company”) has chosen to extend the expiration date because shareholders who hold their shares in “street name” received their materials from their advisors or other record holders later than intended.

During the extended offering period for the rights offering, the Company will continue to accept the exercise of subscription rights from eligible shareholders. Other than the extension of the expiration date of the rights offering, all of the offering terms described in the Company’s prospectus dated March 11, 2014, remain the same and apply during the extension period.

The offering of shares of common stock is made only by means of a prospectus. Any requests from stockholders for additional copies of the prospectus or other rights offering materials may be directed to American Stock Transfer & Trust Company, LLC at (800) 937-5449. If you have any general questions regarding the Company, or the rights offering, please contact our sales agent for the offering, Donnelly Penman & Partners, by contacting Andrew C. Christians, Vice President, at (313) 393-3074; achristians@donnellypenman.com, or Gregory H. Cunningham, Senior Associate, at (313) 393-3070; gcunningham@donnellypenman.com.

FOR FURTHER INFORMATION:

H. Douglas Chaffin	John L. Skibski	John Betrus
Chief Executive Officer	Chief Financial Officer	Director of Marketing
(734) 384-8123	(734) 242-1879	(734) 240-2341
doug.chaffin@mbandt.com	john.skibski@mbandt.com	john.betrus@mbandt.com